UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2016

CADUS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-28674	13-3660391
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, New York, NY	10153
(Address of principal executive offices)	(Zip Code)

Company’s telephone number, including area code: (212) 702-4300

Not Applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 10, 2016, a wholly-owned indirect subsidiary of Cadus Corporation, MB 2013, LLC, entered into a Vacant Land Listing Agreement (the “Agreement”) with Bayswater Brokerage Florida LLC (“Bayswater”). The Agreement gives Bayswater the right to sell certain properties of MB 2013 LLC for a broker’s fee through December 31, 2016. The broker’s fee is due upon a sale of the properties whether the buyer is secured by MB 2013 LLC, Bayswater or any other person. At MB 2013 LLC’s request, Bayswater may agree to terminate the Agreement for a cancellation fee that is mutually agreeable unless otherwise waived by Bayswater. A copy of the Agreement is filed as Exhibit 10.14 to this Current Report on Form 8-K.

Carl C. Icahn, indirectly the controlling shareholder of Cadus Corporation, is also indirectly the principal shareholder of Bayswater; Jack Wasserman, a director and the lead independent director of Cadus Corporation is a director of Bayswater’s indirect parent; and Hunter C. Gary, a director and the President and Chief Executive Officer of Cadus Corporation, is a Senior Vice President of Bayswater’s indirect parent and Vice President, Secretary and Treasurer of Bayswater. Pursuant to an agreement between Cadus Corporation and Barberry Corp., an entity controlled by Carl C. Icahn that is a significant shareholder of Cadus Corporation, to the extent Bayswater receives any compensation for brokerage services, Barberry Corp. will make capital contributions to Cadus Corporation for the full amount of any such compensation received by Bayswater and Barberry Corp. will not be issued stock of Cadus Corporation or any other consideration in connection with any such capital contributions.

Item 9.01	Financial Statements and Exhibits.

(d)   Exhibits:

Exhibit No.	Description

10.14	Vacant Land Listing Agreement, dated February 10, 2016, between MB 2013 LLC and Bayswater Brokerage Florida LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 12, 2016	Cadus Corporation

	By:	/s/ Hunter C. Gary
	Name:	Hunter C. Gary, President and Chief Executive Officer

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